EXHIBIT 99.5

Trammell Crow Company

Other Data

(UNAUDITED)

	September 30, 2006	December 31, 2005

Development Inventory (in millions):
In process inventory	$5,325	$3,597
Pipeline inventory	2,701	2,706
Total Inventory	$8,026	$6,303